Exhibit 99.1
ATLANTIC INTERNATIONAL RELAUNCHES AS CIRCLE8, REFLECTING ITS EVOLUTION INTO A GLOBAL TECHNOLOGY AND WORKFORCE SOLUTIONS PLATFORM

Company to Trade on Nasdaq Under Ticker CIRC
Guus Franke Appointed Chief Executive Officer While Continuing as Executive Chairman
ENGLEWOOD CLIFFS, N.J., June 30, 2026 – Atlantic International Corp. (Nasdaq: ATLN) today announced a new chapter in the Company's evolution. Effective immediately, the Board of Directors has appointed Guus Franke as Chief Executive Officer.
Jeffrey Jagid, who has served as Chief Executive Officer since Atlantic's inception and led the Company's strategic transformation through the completed acquisitions of Lyneer Staffing Solutions and Circle8 Group, has transitioned to the role of President and will continue to serve as a member of the Company's Board of Directors.
The Company also announced that, subject to Nasdaq approval and customary regulatory requirements, it will change its corporate name to Circle8 Group, Inc. and begin trading under the new ticker symbol Nasdaq: CIRC.
The relaunch reflects how our business has evolved over the past several years. What began as a North American staffing company has evolved into a global technology and workforce solutions platform with annualized revenue exceeding $1.2 billion and operations across North America and Europe. Today, Circle8 is executing an integrated operating model that enables enterprise, government and multinational organizations to engage one strategic partner across the complete technology lifecycle.
Today, Circle8 delivers technology through four complementary business platforms: Technology Consulting, Technology Solutions, Managed Services and Technology Workforce Solutions. Together, these capabilities enable customers to engage Circle8 through one integrated platform supporting the complete technology lifecycle, from strategic advisory and highly specialized technology professionals to multidisciplinary project teams, end-to-end technology solutions, managed services and long-term operational support.
As organizations accelerate investments in artificial intelligence, cybersecurity, cloud modernization and digital infrastructure, they increasingly require partners capable of delivering complete business outcomes rather than individual services. Circle8's strategy is built around a simple market reality: organizations increasingly want fewer suppliers, greater accountability and one trusted strategic partner capable of combining technology consulting, technology solutions, managed services and technology workforce solutions through one integrated platform. We believe this differentiated operating model positions Circle8 to participate in attractive long-term growth markets while enabling customers to execute increasingly complex technology initiatives with greater speed, flexibility and accountability.

Recently awarded contracts support that strategy. Through its Circle8 platform, the Company announced two major European public-sector agreements valued at $380 million and $52 million, reinforcing its position as a trusted partner for enterprise and government organizations executing successful large-scale technology initiatives.
Guus Franke, Executive Chairman and Chief Executive Officer, commented:
"Today's announcement represents far more than a corporate name change. It reflects the evolution of our business and the direction in which we are building the Company.
Our strategy is straightforward. Organizations increasingly want fewer suppliers, greater accountability and one trusted partner capable of delivering complete technology outcomes. Circle8 brings together Technology Consulting, Technology Solutions, Managed Services and Technology Workforce Solutions through one integrated platform, enabling customers to move from strategy to execution with a single partner. We believe this differentiated operating model positions Circle8 for long-term growth while creating greater value for our customers and our shareholders.
Artificial intelligence, cybersecurity, cloud computing and digital infrastructure are reshaping every industry. Our primary focus is to continue investing in higher-value technology capabilities, expand strategic customer relationships and build a stronger global technology platform that delivers sustainable long-term shareholder value.
I would also like to thank Jeffrey for recognizing the strategic opportunity to bring our organizations together and for leading Atlantic through this transformational period. He built the public platform that allows us to pursue this vision, and I look forward to continuing to work closely with him as we build the next chapter of Circle8 together."
Jeffrey Jagid, President, commented:
"The acquisitions of Lyneer and Circle8 fundamentally reshaped our Company and created the new promising platform we envisioned. Today's announcement is the completion of that evolution.
Guus has built an exceptional business and has consistently demonstrated the vision, leadership and entrepreneurial drive to lead Circle8 into its next phase of growth. I have tremendous confidence in him and in the management team we have assembled.
While I am transitioning from the Chief Executive Officer role, I remain fully committed to Circle8 as President and as a member of the Board of Directors."
About Circle8
Circle8 Group (formerly Atlantic International Corp.) is a global technology and workforce solutions company serving enterprise, government and multinational organizations throughout North America and Europe. Through its portfolio of specialized businesses, the Company delivers Technology Consulting, Technology Solutions, Managed Services, Technology

Workforce Solutions, engineering and project delivery capabilities across artificial intelligence, cybersecurity, cloud computing, software engineering, digital infrastructure and mission-critical data centers.
With annualized revenue exceeding $1.2 billion, Circle8 delivers technology through an integrated platform spanning Technology Consulting, Technology Solutions, Managed Services and Technology Workforce Solutions. By combining these complementary capabilities, the Company helps organizations design, build, modernize and operate the technology environments that power their businesses while strengthening long-term customer relationships and creating sustainable shareholder value.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed corporate name change, ticker symbol change, strategic direction, growth initiatives, future acquisitions and anticipated business opportunities. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the receipt of required approvals, general economic conditions, competitive market factors, customer demand, the successful execution of the Company's strategic initiatives and other risks described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Circle8 Group, Inc. Investor Contact
Kevin Murphy
Chief Financial Officer
kmurphy@atlantic-international.com